UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    September 21, 2004

    Roberts Realty Investors, Inc.
(Exact Name of Registrant as Specified in Its Charter)

    Georgia
(State or Other Jurisdiction of Incorporation)

001-13183	56-2122873
(Commission File Number)	(IRS Employer Identification No.)

450 Northridge Parkway, Suite 302, Atlanta, Georgia (Address of Principal Executive Offices)	30350 (Zip Code)

    (770) 394-6000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        [  ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        [  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        [  ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        [  ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

Roberts Realty Investors, Inc. conducts its business through Roberts Properties Residential, L.P. (the "operating partnership"), which owns all of Roberts Realty's properties. Roberts Realty owns a 73.4% interest in the operating partnership and is its sole general partner. On September 21, 2004, the operating partnership signed a purchase and sale agreement to acquire the 122-unit Hampton Bridge apartment community from Terry A. McKay, an independent third party. The sale price of the Duluth, Georgia community is $8,784,000, or $72,000 per apartment unit. The transaction, which is scheduled to close on or before November 19, 2004, is subject to customary due diligence and closing conditions.

The operating partnership has deposited $250,000 into an interest bearing escrow account. Subject to limited exceptions relating to a termination for condemnation or significant damage or destruction of the property, the deposit will become non-refundable (a) after October 20, 2004 with respect to a termination of the contract due to customary due diligence matters (other than environmental conditions), and (b) after November 4, 2004 with respect to a termination of the contract due to certain environmental conditions of the property. The deposit will be applied to the purchase price upon closing. If the operating partnership breaches or fails to perform its obligations under the contract, the deposit will serve as liquidated damages payable to the seller.

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: September 24, 2004	By: /s/ Greg M. Burnett Greg M. Burnett Chief Financial Officer

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